Exhibit 4.1

                          AMENDMENT TO RIGHTS AGREEMENT

     This Amendment to Rights Agreement (this "Amendment") is made effective as of January 1, 2002, by and among Pinnacle West Capital Corporation, an Arizona corporation ("Pinnacle West"), Fleet National Bank, formerly known as BankBoston, N.A. ("Fleet"), and EquiServe Trust Company, N.A. ("EquiServe"), as the new Rights Agent. All capitalized terms used herein and not defined shall have their meanings set forth in the Agreement (as defined below).

1. GENERAL BACKGROUND. In accordance with Section 27 of the Amended and Restated Rights Agreement between Pinnacle West and BankBoston, N.A., dated as of March 26, 1999 (the "Agreement"), the parties hereto desire to amend the Agreement as set forth below.

2. APPOINTMENT OF SUCCESSOR RIGHTS AGENT. Pinnacle West hereby appoints EquiServe as the successor Rights Agent under the Agreement and EquiServe hereby accepts such appointment and assumes and agrees to perform each and all of the obligations, covenants and agreements of the Rights Agent under the Agreement, as such Agreement may be modified herein.

3. REVISION. Section 21 of the Agreement entitled "Change of Rights Agent" is hereby deleted in its entirety and replaced with the following:

     CHANGE OF RIGHTS AGENT. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Common Stock or Preferred Stock by registered or certified mail, and, following the Distribution Date, to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock or Preferred Stock by registered or certified mail, and, following the Distribution Date, to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit such holder's Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent or its agent, whether appointed by the Company or by such a court, shall be a corporation, bank or trust company organized and doing
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     business  under the laws of the United States,  in good standing,  which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has individually or combined with an affiliate at the time of its appointment as Rights Agent a combined capital and surplus of at least $100 million dollars. After appointment, the successor Rights
     Agent  shall  be  vested  with  the  same   powers,   rights,   duties  and
     responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock or Preferred Stock, and, following the Distribution Date, mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any
     defect  therein,   shall  not  affect  the  legality  or  validity  of  the
     resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

4. Except as explicitly amended hereby, the Agreement and all schedules or exhibits thereto shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the date first set forth above.

PINNACLE WEST CAPITAL CORPORATION       FLEET NATIONAL BANK (FORMERLY KNOWN AS
                                        BANKBOSTON, N.A.)

Faye Widenmann                          Dennis V. Moccia
---------------------------------       ----------------------------------------
By: Faye Widenmann                      By: Dennis V. Moccia
Title: Vice President & Secretary       Title: Managing Director


                                        EQUISERVE TRUST COMPANY, N.A.

                                        Dennis V. Moccia
                                        ----------------------------------------
                                        By: Dennis V. Moccia
                                        Title: Managing Director